 Exhibit 99.1

Logan W. Kruger Selected CEO of Century Aluminum Company

MONTEREY, CA -- (MARKET WIRE) -- 11/09/2005 -- Century Aluminum Company (NASDAQ:
CENX) today announced that Logan W. Kruger will succeed Craig A. Davis as President and
Chief Executive Officer. Mr. Davis will continue to serve as Chairman of the company's board of directors.

Kruger comes to Century from Inco, Limited, a Canadian-based mining and metals company, which he joined in September 2003 as Executive Vice-President, Technical Services. He was
recently appointed to the position of President, Asia/Pacific. In this role, he was responsible for the Goro Nickel project in New Caledonia, PT Inco operations in Indonesia and future business development throughout the Asia/Pacific region.

Prior to joining Inco, Mr. Kruger held a number of senior executive positions with Anglo
American, including Chief Executive Officer of Anglo American Chile Limited, and President and
Chief Executive Officer of Hudson Bay Mining & Smelting Company. He joined Anglo
American's Gold and Uranium Division in 1972. A native of South Africa, he is a graduate of
Witwatersrand University, and the Management Development Program at the University of
South Africa.

"We are extremely pleased to bring Logan's expertise and experience to the company," said
John C. Fontaine, Chairman of the Nominating Committee of Century's board of directors.
"Working together, Craig and Logan will provide Century Aluminum with outstanding leadership."

"Logan brings to Century over three decades of metals and mining leadership experience on three continents," said Chairman Craig Davis. "He has repeatedly demonstrated the ability to create value in commodity metals businesses. I look forward to working with Logan as we continue to transform Century into a larger and more globally competitive company."

Century presently owns 615,000 metric tonnes per year (mtpy) of primary aluminum capacity.
The company owns and operates a 244,000 mtpy plant at Hawesville, Kentucky; a 170,000 mtpy plant at Ravenswood, West Virginia; and a 90,000 mtpy plant at Grundartangi, Iceland that is being expanded to 220,000 mtpy. The company also owns a 49.67-percent interest in a
222,000 mtpy reduction plant at Mt. Holly, South Carolina. Alcoa Inc. owns the remainder of the plant and is the operating partner. With the completion of the Grundartangi expansion, Century's total capacity will stand at 745,000 mtpy by mid-2007. Century also holds a 50-percent share of the 1.25 million mtpy Gramercy Alumina refinery in Gramercy, Louisiana and related bauxite assets in Jamaica. Century's corporate offices are located in Monterey, California.

This press release may contain "forward-looking statements" within the meaning of U.S. federal securities laws. The company has based its forward-looking statements on current expectations and projections about the future; however, these statements are subject to risks, uncertainties and assumptions, any of which could cause the company's actual results to differ materially from those expressed in its forward-looking statements. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in the company's Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. The company does not undertake, and specifically disclaims, any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such forward-
looking statements are made.

Contact:

Michael Dildine
831-642-9364

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